Certificate of Amendment to Articles of Incorporation

                          For Profit Nevada Corporation

           (Pursuant to NRS 78.385 and 78.390 After Issuance of Stock)
I.  Name of corporation: EuroMed, Inc.

2. The Articles have been amended as follows (provide article numbers, if available):

Article First is hereby amended to change the name of the corporation from EuroMed, Inc. to Institutional Equity Holdings,
        Inc., as follows:

        "FIRST The name of the corporation is Instiututional Equity Holdings, Inc."

        3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the vo*ing power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of tbe Amendment is: 1,305,400 shares out of 2,007,000 shares outstanding (65%) voted in favor of this Amendment to the Articles of Incorporation

        4. Signatures:
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               CEO/PresIdent
               (Acknowledgement required)


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                                 STATE OF NEVADA

                               Secretary of State
hereby certify that this is a true and complete cccy at the document as tiled hi this office.

                                    APR 27 99

                                   DEAN HELLER

                               Secretary of State